Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A joint special meeting of shareholders of Diversified Equity Strategy Fund, Multi-Asset Balanced Opportunity Fund, Multi-Asset Growth Fund, Multi-Asset Income Fund, and Total Return Fund was held on December 15, 2015. The joint special meeting was held for shareholders of each Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

(a) Amend the fundamental investment restriction with respect to Borrowing

                                       Votes For  Votes Against  Abstain  Broker Non-Votes
                                       ---------- ------------- --------- ----------------
Diversified Equity Strategy Fund        5,299,509     172,627     388,113     1,506,048
Multi-Asset Balanced Opportunity Fund  67,896,591   3,493,258   7,089,177    21,618,910
Multi-Asset Growth Fund                25,159,860   1,398,926   2,269,555     8,301,903
Multi-Asset Income Fund                62,767,193   3,687,585   5,782,852    13,417,990
Total Return Fund                      78,560,127   3,187,884   6,024,998    27,483,592

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                                       Votes For  Votes Against  Abstain  Broker Non-Votes
                                       ---------- ------------- --------- ----------------
Diversified Equity Strategy Fund        5,271,602     199,610     389,037     1,506,048
Multi-Asset Balanced Opportunity Fund  67,920,875   3,511,365   7,046,786    21,618,910
Multi-Asset Growth Fund                25,125,887   1,430,226   2,272,228     8,301,903
Multi-Asset Income Fund                62,761,286   3,717,974   5,758,370    13,417,990
Total Return Fund                      78,615,095   3,185,341   5,972,573    27,483,592

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                                       Votes For  Votes Against  Abstain  Broker Non-Votes
                                       ---------- ------------- --------- ----------------
Diversified Equity Strategy Fund        6,819,766     119,600     426,931        --
Multi-Asset Balanced Opportunity Fund  91,313,034   1,862,308   6,922,594        --


Multi-Asset Growth Fund                             33,810,228   924,371 2,395,645    --
Multi-Asset Income Fund                             77,676,626 1,949,804 6,029,190    --
Total Return Fund                                  108,331,352 1,660,638 5,264,611    --